Exhibit 10.1

Tower Tech Holdings Inc. Board Compensation Plan

Effective October 24, 2007

Eligibility:             All members of the board of directors of Tower Tech Holdings Inc. who are not (i) employees of Tower Tech Holdings Inc. or (ii) otherwise being compensated by Tower Tech Holdings Inc.

Cash Fee:              Each eligible director shall be paid a cash fee of $3,750 per calendar quarter for board membership, $600 for each Board or stockholder meeting that he or she personally attends and $500 for each Board or stockholder meeting that he or she telephonically attends. Committee chairpersons shall be paid an additional cash fee of $3,750 per calendar quarter, $1,100 for each committee meeting that he or she personally attends and $500 for each committee meeting that he or she telephonically attends. Other committee members shall be paid $600 for each committee meeting that he or she personally attends and $500 for each committee meeting that he or she telephonically attends. Payments shall be made quarterly in arrears by the end of the first month following the quarter.